Exhibit 10.27

AMENDMENT
TO THE
NOBLE CORPORATION
1991 STOCK OPTION AND RESTRICTED STOCK PLAN

WHEREAS, Noble Drilling Corporation, a Delaware corporation (“Noble-Delaware”), established the Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan;

WHEREAS, Noble Corporation, a Cayman Islands exempted company limited by shares (“Noble-Cayman”), assumed such plan in connection with the corporate restructuring of Noble-Delaware and subsequently amended such plan (such plan, as amended through April 27, 2006, the “Plan”);

WHEREAS, Noble-Cayman has determined that the Plan should be amended to address Internal Revenue Code Section 409A;

WHEREAS, pursuant to Section 15 of the Plan, the Board of Directors of Noble-Cayman may amend the Plan at any time; and

NOW THEREFORE, Noble-Cayman does hereby amend the Plan, effective as of the close of business on December 31, 2008, as follows:

1. The first sentence of Section 2(j) of the Plan is hereby amended to read as follows:

“(j) ‘Fair Market Value’ means if a Share is listed or admitted to trading on a securities exchange registered under the Exchange Act, the Fair Market Value per Share shall be the average of the reported high and low sales price on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal securities exchange on which such Share is listed or admitted to trading, or if a Share is not listed or admitted to trading on any such exchange but is listed as a national market security on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) or any similar system then in use, the Fair Market Value per Share shall be the average of the reported high and low sales price on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on such system, or if a Share is not listed or admitted to trading on any such exchange and is not listed on a national security market on NASDAQ but is quoted on NASDAQ or any similar system then in use, the Fair Market Value per Share shall be the average of the closing high bid and low asked quotations on such system for such Share on the date in question.”

2. Section 6(b) of the Plan is hereby deleted in its entirety and Section 6(c) and Section 6(d) are renumbered as Section 6(b) and Section 6(c), respectively, and any affected references thereto are revised accordingly.

3. The new Section 6(b) of the Plan is hereby amended in its entirety to read as follows:

“(b) Each person shall enter into an Agreement with the Company, in such form as the Committee may prescribe, setting forth the terms and conditions of the Option, whereupon such person shall become a participant in the Plan. In the event a person is granted both or one or more Incentive Options and one or more Nonqualified Options, such grants shall be evidenced by separate Agreements, one for each Incentive Option grant and one for each Nonqualified Option grant.”

4. Section 8 of the Plan shall be amended in its entirety to read as follows:

“The option price for each Share covered by an Incentive Option or a Nonqualified Option shall be equal to the Fair Market Value of such Share at the time such Option is granted. Notwithstanding the preceding, if the Company or an Affiliate agrees to substitute a new Option under the Plan for an old Option, or to assume an old Option, by reason of a corporate merger, amalgamation, consolidation, acquisition of property or shares, separation, reorganization, or liquidation (any of such events being referred to herein as a ‘Corporate Transaction’), the option price of the Shares covered by each such new Option or assumed Option may be other than the Fair Market Value of the Shares at the time the Option is granted as determined by reference to a formula, established at the time of the Corporate Transaction, which will give effect to such substitution or assumption, provided, however, that in all events the requirements of Treas. Reg. §1.424-1 (without regard to the requirement described in §1.424-1(a)(2)) shall be satisfied. In the case of an Incentive Option, in the event of a conflict between the terms of this Section 8 and the above cited statute, regulations and rulings, or in the event of an omission in this Section 8 of a provision required by said laws, the latter shall control in all respects and are hereby incorporated herein by reference as if set out at length.”

5. Section 15 is amended by adding the following paragraph to the end thereof:

“Notwithstanding any provision in the Plan to the contrary, the Plan shall not be amended or terminated in such manner that would cause the Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such amendment or termination that may reasonably be expected to result in such non-compliance shall be of no force or effect.”

6. Section 18 is amended by adding the following paragraph to the end thereof:

“No modification, extension or renewal authorized by this Section 18 shall be made by the Committee in such manner that would cause or result in the Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such modification, extension or renewal that may reasonably be expected to result in such non-compliance shall be of no force or effect.”

7. Section 21 is amended by adding the following new subsection (p) thereto:

“(p) “The Plan is intended to comply with Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner that is compliant with the application of Section 409A of the Code. Neither the Company nor the Committee shall cause or permit any payment, benefit or consideration to be substituted for a benefit that is payable under the Plan if such action would result in the failure of any amount that is subject to Section 409A of the Code to comply with the applicable requirements of Section 409A of the Code. No adjustment authorized by Section 13 or any other section of the Plan shall be made by the Company or the Committee in such manner that would cause or result in the Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such adjustment that may reasonably be expected to result in such non-compliance shall be of no force or effect.”

8. This Amendment shall amend only those provisions of the Plan set forth herein, and those sections, subsections, phrases or words not expressly amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the 31st day of December 2008.

NOBLE CORPORATION

By:      /s/ Julie J. Robertson
Name:      Julie J. Robertson
Title:      Executive Vice President